Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul G. Gabos
(727) 530-7700

Lincare Holdings Inc. Closes Convertible Senior Debentures Offering

Clearwater, Florida (October 31, 2007) — Lincare Holdings Inc. (NASDAQ:LNCR) today announced the completion of its offering of $275 million principal amount of convertible senior debentures due 2037 – Series A (the “Series A Debentures”) and $275 million principal amount of convertible senior debentures due 2037 – Series B (the “Series B Debentures” and together with the Series A Debentures, the “Debentures”), in each case offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Debentures issued today included $25,000,000 aggregate principal of Series A Debentures and $25,000,000 aggregate principal amount of Series B Debentures purchased pursuant to the exercise in full of an over-allotment option Lincare granted to the initial purchasers on October 25, 2007.

Lincare used a portion of the net proceeds from the offering to acquire 4,461,700 shares of its common stock for approximately $150 million, and Lincare may use additional proceeds for further stock repurchases following the offering. Lincare intends to use the remaining proceeds to fund selective business acquisitions and for general corporate purposes, including the repayment of debt or other obligations.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Debentures and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements, including the statements regarding Lincare’s expected use of the proceeds for the offering of Debentures, included in this document are subject to risks and uncertainties and are based upon information available to Lincare as of the date hereof. Lincare cannot guarantee that any of the events mentioned in these forward-looking statements will be consummated and assumes no obligation to update any such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including general market risks, that may cause Lincare’s ability to consummate any of the events mentioned in these forward-looking statements to be materially different from any results, performance or achievements that are expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.